     As filed with the Securities and Exchange Commission on June 2, 1999
                                                      Registration No. 333-74637

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM SB-2

                         ----------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ----------------------------
                         FIRST DEPOSIT BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

             Georgia                            6035                      58-2443683
  (State or other jurisdiction       (Primary standard industrial     (I.R.S. employer
of incorporation or organization)     classification code number)   identification number)

                            8458 Campbellton Street
                        Douglasville, Georgia 30134-1803
                                 (770) 942-5108
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)

                         ----------------------------
                                J. David Higgins
                     President and Chief Executive Officer
                            8458 Campbellton Street
                        Douglasville, Georgia 30134-1803
                                 (770) 942-5108
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Steven S. Dunlevie, Esq.
                           Elizabeth O. Derrick, Esq.
                     Womble Carlyle Sandridge & Rice, PLLC
                              One Atlantic Center
                           1201 West Peachtree Street
                             Atlanta, Georgia 30309

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

      Legal Fees and Expenses                                       $160,000
      Printing, Postage and Mailing                                  110,000
      Appraisal and Business Plan Fees and Expenses                   27,500
      Conversion Agent Fees and Expenses                              10,000
      Transfer Agent Fees and Stock Certificates                      10,000
      Accounting Fees and Expenses                                    50,000
      Blue Sky Fees and Expenses (including counsel fees)             15,000
      SEC Filing Fees                                                  4,633
      OTS Filing Fees                                                  8,400
      NASD Fees                                                        2,166
      Underwriter's Fees and Expenses *                              262,248
      Local Counsel                                                    5,000
      Other Expenses                                                  25,000
      Miscellaneous                                                   50,000
                                                                    --------
          Total                                                     $739,947
-------
*   Assumes sale of 1,666,350 shares at $10.00 per share.

All amounts are estimated, other than the filing fees.

ITEM 14.  Indemnification of Directors and Officers

Indemnification of Directors and Officers of First Deposit

     First Deposit's Bylaws contain certain indemnification provisions providing that directors, officers, and employees or agents of First Deposit will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

     When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that First Deposit will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of First Deposit, and with respect to an employee benefit plan, for a purpose the director believed in good faith to be in the interests of the participants and beneficiaries of the plan. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

     First Deposit can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by First Deposit's shareholders. First Deposit may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages.

     First Deposit may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not First Deposit would have had the power to indemnify against such liability.

     In addition, Article 11 of First Deposit's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to First Deposit and to the shareholders of First Deposit for breach of any duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of First Deposit, (b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles of Incorporation do not eliminate or limit the right of First Deposit or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     The engagement letter dated January 26, 1999, between Douglas Federal and Ferguson & Company provides for the indemnification of Ferguson & Company and its employees under certain circumstances, in connection with the appraisal services rendered under the terms of that engagement letter. The engagement letter dated February 3, 1999 between Douglas Federal and Trident Securities provides for the indemnification of Trident Securities and its controlling persons under certain circumstances, in connection with the conversion and Trident Securities' engagement under the engagement letter. The Sales Agency Agreement to be entered into between Trident Securities and First Deposit will provide for the indemnification of Trident Securities, its affiliates, and their respective officers, directors, employees, agents and controlling persons under certain circumstances.

Item 15.  Recent Sales of Unregistered Securities.

     The only securities to be sold by First Deposit before effectiveness of this registration statement will be of 10 shares of common stock to be issued to its sole shareholder, Douglas Federal Bank, a Federal Savings Bank, for $10.00 per share, which shares will be canceled upon consummation of the conversion. Because the shares will be sold to only one entity and were sold only to facilitate the organization of First Deposit, the sale will be exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

Item 16.  Exhibits and Financial Statement Schedules:

     The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

      (a)   List of Exhibits

      *1.1  Engagement Letter with Trident Securities

      *1.2  Form of Sales Agency Agreement with Trident Securities

      *2.1  Plan of Conversion, as amended

      *3.1  Articles of Incorporation of First Deposit

      *3.2  Bylaws of First Deposit

      *3.3 Federal Stock Charter and Stock Bylaws of Douglas Federal Bank, a Federal Savings Bank

      *4.1  Form of Common Stock Certificate of First Deposit

      *5.1 Opinion of Womble Carlyle Sandridge & Rice, PLLC, regarding legality of securities being registered

      *8.1  Form of Federal Tax Opinion

      *8.2  Form of State Tax Opinion

      *8.3 Opinion of Ferguson & Company as to the value of subscription rights for tax purposes

     *10.1  Employee Stock Ownership Plan of Douglas Federal Bank

     *10.2  Proposed Form of 1999 Stock Option and Incentive Plan

     *10.3  Proposed Form of Management Recognition Plan

     *10.4  Employment Agreement by and between Douglas Federal Bank and Alpha
            A. Fowler, Jr.

     *10.5 Employment Agreement by and between Douglas Federal Bank and J. David Higgins

     *10.6 Employment Agreement by and between Douglas Federal Bank and John L. King

     *10.7 Employment Agreement by and between Douglas Federal Bank and Michael Coggin

     *10.8 Employment Agreement by and between Douglas Federal Bank and Patricia Owen

      10.9 Adoption Agreement for Douglas Federal Bank Employees' Savings and Profit Sharing Plan and Trust and Form Plan.

     *23.1 Consent of Womble Carlyle Sandridge & Rice, PLLC (contained in opinion filed as Exhibit 5.1)

     *23.2  Consent of Mauldin & Jenkins LLC

     *23.3  Consent of Ferguson & Company

     *24.1  Power of Attorney

     *27.1  Financial Data Schedule

     *99.2 Proxy Statement for Special Meeting of Members of Douglas Federal Bank and Form of Proxy

     *99.3  Miscellaneous Solicitation and Marketing Materials

    **99.4  Appraisal Report of Ferguson & Company

---------
*  Previously filed with this Registration Statement
** Exempt from electronic filing; paper copy filed with Form SE

     (b) Financial Statement Schedules.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement ( or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Douglasville, State of Georgia on June 2, 1999.

                                 FIRST DEPOSIT BANCSHARES, INC.


                                 By:  /s/ J. David Higgins
                                      ----------------------------------
                                      J. David Higgins, President and
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             Signatures                                Title                           Date
             ----------                                ------                          ----
 /s/ Danny A. Belyeu*                       Chairman of the Board                  June 2, 1999
------------------------------------------
Danny A. Belyeu

/s/ Alpha A. Fowler, Jr.                    Vice Chairman of the Board             June 2, 1999
------------------------------------------
Alpha A. Fowler, Jr.

/s/ J. David Higgins                        President, Chief Executive Officer,    June 2, 1999
------------------------------------------  Treasurer and Director (Principal
J. David Higgins                            Executive Officer)

/s/ John L. King*                           Senior Vice President, Chief           June 2, 1999
------------------------------------------  Financial Officer (Principal
John L. King                                Financial and Accounting Officer)
                                            and Director

/s/ Mac C. Abercrombie, Jr.*                Director                               June 2, 1999
------------------------------------------
Mac C. Abercrombie, Jr.

/s/ Joseph H. Fowler*                       Director                               June 2, 1999
------------------------------------------
Joseph H. Fowler

/s/ Carlton H. Boyd*                        Director                               June 2, 1999
------------------------------------------
Carlton H. Boyd

/s/ John B. Zellars*                        Director                               June 2, 1999
------------------------------------------
John B. Zellars

                         *By:  /s/ J. David Higgins
                               ----------------------------------
                               J. David Higgins, Attorney-In-Fact